UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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FORWARD AIR CORPORATION

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 12, 2009
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 12, 2009
CORPORATE GOVERNANCE
DIRECTOR COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
Dear Fellow Shareholders:
The year ended December 31, 2008 was marked by three quarters of strong operating results followed by a fourth quarter of severe and pervasive economic decline. Specifically, in each of the first three quarters of last year, we experienced year-over-year quarterly growth in operating revenue, income from operations and income per diluted share. These healthy trends continued into October, but then began slowing the second half of November.
In December, we experienced an unprecedented decline in demand for our core airport-to-airport freight services, with freight volumes dropping in excess of 20% year-over-year. This decline in demand in our core product drove a year-over-year quarterly decline in operating revenue, income from operations and income per diluted share. The logistics group and our pool distribution segment provided some much-needed bright spots in the otherwise dismal fourth quarter by producing year-over-year quarterly revenue increases of 39% and 105%, respectively.
In response to the continuing decline in demand for our core airport-to-airport product, we took aggressive cost containment steps by implementing workforce reductions, initiating an across-the-board salary and wage freeze and curtailing much of the planned 2009 capital spending. We made all of these changes without sacrificing the superior level of service that has differentiated Forward Air from its competitors. We will continue to carefully and diligently monitor all of our variable and fixed costs and take the necessary steps to contain, reduce or eliminate such costs, where possible.
Absent a quicker than expected recovery, we anticipate that 2009 will present one of the most difficult operating environments that we have ever experienced. Nevertheless, we continue to believe that our asset-light, variable operating model and the revenue growth opportunities afforded to us through our “Completing the Model” initiatives will enable us to better endure the depressed freight levels. We further believe Forward Air will emerge from these difficult economic times operationally stronger and better positioned to reap the rewards of a healthier, more robust freight environment.
We thank all of our employees and independent contractors for their hard work, discipline, dedication, and valuable contributions throughout last year, and especially thank you for your continued support of Forward Air.
Sincerely yours,

Bruce A. Campbell
Chairman, President and
Chief Executive Officer

April 2, 2009
Dear Fellow Shareholder:
     On behalf of the Board of Directors and management of Forward Air Corporation, you are cordially invited to attend the Annual Meeting of Shareholders on Tuesday, May 12, 2009, beginning at 8:00 a.m., EDT, in the Jasmine/Magnolia Room at the Westin Atlanta Airport, 4736 Best Road, Atlanta, Georgia 30337.
     YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the meeting in person, please vote and submit your proxy over the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy in the envelope provided as promptly as possible. If you attend the meeting and desire to vote in person, you may do so even though you have previously submitted a proxy.
     I hope you will be able to join us, and we look forward to seeing you at the meeting.

Sincerely yours,

Bruce A. Campbell
Chairman, President and Chief Executive Officer

FORWARD AIR CORPORATION
430 Airport Road
Greeneville, Tennessee 37745
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 12, 2009
To the Shareholders of Forward Air Corporation:
     The Annual Meeting of Shareholders of Forward Air Corporation (the “Company”) will be held on Tuesday, May 12, 2009 beginning at 8:00 a.m., EDT, in the Jasmine/Magnolia Room at the Westin Atlanta Airport, 4736 Best Road, Atlanta, Georgia 30337.
     Attendance at the Annual Meeting will be limited to shareholders, those holding proxies from shareholders and representatives of the Company, press and financial community. To gain admission to the Annual Meeting, you will need to show that you are a shareholder of the Company. If your shares are registered in your name and you plan to attend the Annual Meeting, please retain and bring the top portion of the enclosed proxy card as your admission ticket. If your shares are in the name of your broker or bank, or you received your proxy materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage account statement.
     The purposes of this meeting are:
1.	To elect eight members of the Board of Directors with terms expiring at the next Annual Meeting of Shareholders in 2010, or until their respective successors are elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company; and

3.	To transact such other business as may properly come before the meeting and at any adjournment or postponement thereof.
     We will make available a list of shareholders of record as of March 16, 2009, the record date for the Annual Meeting, for inspection by shareholders during normal business hours from April 4, 2009 until May 11, 2009 at the Company’s principal place of business, 430 Airport Road, Greeneville, Tennessee 37745. The list also will be available to shareholders at the meeting.
     Only holders of the Company’s common stock, par value $0.01 per share, of record at the close of business on March 16, 2009 are entitled to notice of and to vote at the Annual Meeting. Shareholders are cordially invited to attend the meeting in person. Our Board of Directors recommends a vote FOR proposals 1 and 2.
     It is important that your shares be represented at the Annual Meeting. Whether or not you expect to attend the meeting, please vote and submit your proxy over the Internet, by telephone or by mail. Please refer to the proxy card for specific voting instructions. If you attend the meeting and desire to vote in person, you may do so even though you have previously submitted a proxy. You may revoke your proxy at any time before it is voted.

By Order of the Board of Directors,

Matthew J. Jewell
Executive Vice President, Chief Legal Officer and Secretary

Greeneville, Tennessee
April 2, 2009

FORWARD AIR CORPORATION
430 Airport Road
Greeneville, Tennessee 37745
(423) 636-7000
PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
     This Proxy Statement is furnished to the shareholders of Forward Air Corporation (the “Company”) in connection with the solicitation of proxies by the Board of Directors (the “Board”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, May 12, 2009, beginning at 8:00 a.m., EDT, in the Jasmine/Magnolia Room at the Westin Atlanta Airport, 4736 Best Road, Atlanta, Georgia 30337, and any adjournment or postponement thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders. This proxy material is first being sent to shareholders on or about April 2, 2009.
     You can ensure that your shares are voted at the Annual Meeting by submitting your instructions over the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy in the envelope provided. You may revoke your proxy at any time before it is exercised by voting in person at the Annual Meeting or by delivering written notice of your revocation to, or a subsequent proxy to, the Secretary of the Company at its principal executive offices. Each proxy will be voted FOR Proposals 1 and 2 if no contrary instruction is indicated in the proxy, and in the discretion of the persons named in the proxy on any other matter that may properly come before the shareholders at the Annual Meeting.
     Shareholders are entitled to one vote for each share of common stock held of record at the close of business on March 16, 2009 (the “Record Date”). There were 28,939,160 shares of our common stock, par value $0.01 per share, issued and outstanding on the Record Date. The presence, in person or by proxy, of a majority of those shares will constitute a quorum at the Annual Meeting.
     The affirmative vote of a plurality of the votes cast by the shareholders entitled to vote at the Annual Meeting is required for the election of directors. A properly executed proxy marked “Withhold Authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted in determining whether there is a quorum. Therefore, so long as a quorum is present, withholding authority will have no effect on whether one or more directors is elected.
     Any other matter that properly comes before the Annual Meeting will be approved if the number of shares of common stock voted in favor of the proposal exceeds the number of shares of common stock voted against it. A properly executed proxy marked “Abstain” with respect to such proposal will not be voted on that proposal, although it will be counted in determining whether there is a quorum. Therefore, as long as a quorum is present, abstaining from any proposal that properly comes before the Annual Meeting will have no effect on whether the proposal is approved.
     Brokers who hold shares for the accounts of their clients who do not receive voting instructions may not vote for certain of the proposals contained in this Proxy Statement unless specifically instructed to do so by their clients. Proxies that are returned to us where brokers have received instructions to vote on one or more proposal(s) but have not received instructions to vote on other proposal(s) are referred to as

“broker non-votes” with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum.
     The Company will bear the cost of soliciting proxies for the Annual Meeting. Our officers and employees may also solicit proxies by mail, telephone, e-mail or facsimile transmission. They will not be paid additional remuneration for their efforts. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of our common stock.
     IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 12, 2009.
     The Company’s Proxy Statement for the 2009 Annual Meeting of Shareholders and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 are available at www.forwardair.com.
PROPOSAL 1 — ELECTION OF DIRECTORS
     At the date of this Proxy Statement, our Board is comprised of eight directors, seven of whom are non-employee directors. There are eight nominees for election at the Annual Meeting of Shareholders, each to hold office until the next Annual Meeting of Shareholders in 2010 or until a successor has been duly elected and qualified. The Board of Directors recommends a vote FOR the election of the eight nominees named below. Duly executed proxies will be so voted unless record holders specify a contrary choice on their proxies. If for any reason a nominee is unable to serve as a director, it is intended that the proxies solicited hereby will be voted for such substitute nominee as the Board may propose, or the Board may reduce the number of directors. The Board has no reason to expect that the nominees will be unable to serve and, therefore, at this time it does not have any substitute nominees under consideration. Proxies cannot be voted for a greater number of persons than the number named.
Shareholder Vote Requirement
     The nominees for election shall be elected by a plurality of the votes cast by the shares of common stock entitled to vote at the Annual Meeting. Shareholders have no right to vote cumulatively for directors. Each share shall have one vote for each directorship to be filled on the Board of Directors.
Director Nominees
     The following persons are the nominees for election to serve as directors. There are no family relationships between any of the director nominees. Each director nominee is standing for re-election by the shareholders. Certain information relating to the nominees, furnished by the nominees, is set forth below. The ages set forth below are accurate as of the date of this Proxy Statement.

BRUCE A. CAMPBELL	Director since 1993
Greeneville, Tennessee	Age 57
     Mr. Campbell has served as a director since April 1993, as President since August 1998, as Chief Executive Officer since October 2003 and as Chairman since May 2007. Mr. Campbell was Chief Operating Officer from April 1990 until October 2003 and Executive Vice President from April 1990 until August 1998. Prior to joining the Company, Mr. Campbell served as Vice President of Ryder-Temperature Controlled

Carriage in Nashville, Tennessee from September 1985 until December 1989. Mr. Campbell also serves as a Director of Green Bankshares, Inc.

C. ROBERT CAMPBELL	Director since 2005
Coral Gables, Florida	Age 64
     Mr. Campbell has been Executive Vice President and Chief Financial Officer of MasTec, Inc., a leading communications and energy infrastructure service provider in North America, since October 2004. Mr. Campbell has over 25 years of senior financial management experience. From January 2002 to October 2004, Mr. Campbell was Executive Vice President and Chief Financial Officer for TIMCO Aviation Services, Inc. From April 1998 to June 2000, Mr. Campbell was the President and Chief Executive Officer of BAX Global, Inc., and from March 1995 to March 1998, he was Executive Vice President-Finance and Chief Financial Officer for Advantica Restaurant Group, Inc. Mr. Campbell is a Certified Public Accountant.

RICHARD W. HANSELMAN	Director since 2004
Nashville, Tennessee	Age 81
     Mr. Hanselman served as the Company’s Lead Independent Director from May 2007 to December 2008, and Chairman of the Board from May 2005 to May 2007. Mr. Hanselman was a Director of ArvinMeritor, Inc., a global supplier of a broad range of systems, modules and components to the motor vehicle industry, from July 2000 until his retirement from its Board in January 2007. Mr. Hanselman was a Director of Arvin Industries, Inc. from 1983 until it merged with ArvinMeritor, Inc. Mr. Hanselman was the Non-Executive Chairman of the Board of Health Net, Inc., a managed care provider, from May 1999 until December 2003, and he continued to serve as a Director until May 2005. Mr. Hanselman also served as a director of the predecessor corporations of Health Net, Inc. Formerly, Mr. Hanselman was Chairman, President and Chief Executive Officer of Genesco, Inc. from May 1980 until January 1986. In addition, Mr. Hanselman is an Honorary Trustee of the Committee for Economic Development.

C. JOHN LANGLEY, JR.	Director since 2004
Knoxville, Tennessee	Age 63
     Dr. Langley is The Supply Chain and Logistics Institute Professor of Supply Chain Management and a member of the faculty of the School of Industrial and Systems Engineering at the Georgia Institute of Technology. Dr. Langley serves as Director of Supply Chain Executive Programs at Georgia Tech and as Executive Director of the Supply Chain Executive Forum. From September 1973 until September 2001, Dr. Langley served as a Professor at the University of Tennessee, where most recently he was the Dove Distinguished Professor of Logistics and Transportation. Dr. Langley also is a Director of UTi Worldwide Inc.

TRACY A. LEINBACH	Director since 2007
Miami, Florida	Age 49
     Ms. Leinbach served as Executive Vice President and Chief Financial Officer of Ryder System, Inc., a global leader in supply chain, warehousing and transportation management solutions, from March 2003 until her retirement in February 2006. Ms. Leinbach served as Executive Vice President of Ryder’s Fleet Management Solutions from March 2001 to March 2003, Senior Vice President, Sales and Marketing from September 2000 to March 2001, and she was Senior Vice President, Field Management from July 2000 to September 2000. Ms. Leinbach also served as Managing Director-Europe of Ryder Transportation Services from January 1999 to July 2000 and previously she had served Ryder Transportation Services as Senior Vice President and Chief Financial Officer from 1998 to January 1999, Senior Vice President, Business Services

from 1997 to 1998, and Senior Vice President, Purchasing and Asset Management for six months during 1996. From 1985 to 1996, Ms. Leinbach held various financial positions in Ryder subsidiaries. Ms. Leinbach also serves as a Director of Hasbro Inc.

G. MICHAEL LYNCH	Director since 2005
Bloomfield Hills, Michigan	Age 65
     Mr. Lynch has served as Lead Independent Director of the Company since January 2009. Mr. Lynch served as Executive Vice President and Chief Financial Officer and a member of the Strategy Board for Federal-Mogul Corporation from July 2000 until March 2008. Federal-Mogul is a global manufacturer and marketer of automotive component parts. Prior to joining Federal-Mogul in July 2000, Mr. Lynch worked at Dow Chemical Company, where he was Vice President and Controller. Mr. Lynch also spent 29 years at Ford Motor Company, where his most recent position was Controller, automotive components division, which ultimately became Visteon Corporation. While at Ford, Mr. Lynch held a number of varied financial assignments, including Executive Vice President and Chief Financial Officer of Ford New Holland. Mr. Lynch also sits on the Board of Champion Enterprises, Inc.

RAY A. MUNDY	Director since 2000
St. Louis, Missouri	Age 64
     Dr. Mundy has served as director of the Center for Transportation Studies and Barriger Endowed Professor of Transportation and Logistics at the University of Missouri since January 2000. From January 1996 until December 1999, he was the Taylor Distinguished Professor of Logistics and Transportation at the University of Tennessee. Also, while at the University of Tennessee, Dr. Mundy managed its Transportation Management & Policies Studies program and was one of the Directors of its Supply Chain Forum. Additionally, Dr. Mundy serves as a consultant to both the public and private sectors and sits on advisory boards for Internet, transportation and logistics companies.

GARY L. PAXTON	Director since 2007
Tulsa, Oklahoma	Age 62
     Mr. Paxton served as Chief Executive Officer and President of DTG until October 2008. He also served as a director of Dollar Thrifty Automotive Group, Inc., from November 1997 to May 2000, and again from October 2003 to December 2008. Prior to serving as Chief Executive Officer and President, Mr. Paxton was an Executive Vice President of DTG from November 1997 to December 2002 and was the Chief Operating Officer and President of DTG — Corporate Operations, from January 2003 to September 2003. Mr. Paxton was President of Dollar Rent A Car Systems, Inc. (now known as DTG Operations, Inc.) from November 1990 to December 2002.

CORPORATE GOVERNANCE
Independent Directors
     The Company’s common stock is listed on The NASDAQ Stock Market LLC (“Nasdaq”). Nasdaq requires that a majority of the Company’s directors be “independent directors,” as defined in Nasdaq Marketplace Rule 4200. Generally, a director does not qualify as an independent director if, among other reasons, the director (or in some cases, members of the director’s immediate family) has, or in the past three years has had, certain material relationships or affiliations with the Company, its external or internal auditors, or other companies that do business with the Company. The Board has affirmatively determined that seven of the Company’s eight current directors are “independent directors” on the basis of Nasdaq’s standards and an analysis of all facts specific to each director.
     The independent directors are C. Robert Campbell, Richard W. Hanselman, C. John Langley, Jr., Tracy A. Leinbach, G. Michael Lynch, Ray A. Mundy, and Gary L. Paxton.
Corporate Governance Guidelines
     The Board of Directors has adopted Corporate Governance Guidelines that give effect to Nasdaq’s requirements related to corporate governance and various other corporate governance matters. The Company’s Corporate Governance Guidelines, as well as the charters of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, are available on the Company’s website at www.forwardair.com and are available in print by contacting the Corporate Secretary by mail at Forward Air Corporation, 430 Airport Road, Greeneville, Tennessee 37745, or by telephone at (423) 636-7000.
Non-Employee Director Meetings
     Pursuant to the Company’s Corporate Governance Guidelines, the Company’s non-employee directors meet in executive session without management on a regularly scheduled basis, but not less frequently than quarterly. The Lead Independent Director presides at such executive sessions or, in his or her absence, a non-employee director designated by such Lead Independent Director.
     Interested parties who wish to communicate with the Chairman of the Board, Lead Independent Director, or the non-employee directors as a group should follow the procedures found below under “Shareholder Communications.”
Director Nominating Process
     The Corporate Governance and Nominating Committee evaluates a candidate for director who was recommended by a shareholder in the same manner as a candidate recommended by other means. Shareholders wishing to communicate with the Corporate Governance and Nominating Committee concerning potential director candidates may do so by corresponding with the Corporate Secretary at Forward Air Corporation, 430 Airport Road, Greeneville, Tennessee 37745, and including the name and biographical data of the individual being suggested.
     All recommendations should include the written consent of the nominee to be nominated for election to the Company’s Board of Directors. To be considered, the Company must receive recommendations at least 120 calendar days prior to the one year anniversary of the Company’s proxy statement date for the prior year’s Annual Meeting of Shareholders and include all required information to be considered. In the case of the 2010 Annual Meeting of Shareholders, this deadline is December 2, 2009. All recommendations will be brought to the attention of the Corporate Governance and Nominating Committee.
     The Corporate Governance and Nominating Committee annually reviews the appropriate experience, skills and characteristics required of Board members in the context of the current membership of the Board. This assessment includes among other relevant factors in the context of the perceived needs of the Board at that time, the possession of such knowledge, experience, skills, expertise and diversity to enhance the Board’s ability to manage and direct the affairs and business of the Company.
     The Company’s Board of Directors has established the following process for the identification and selection of candidates for director. The Corporate Governance and Nominating Committee, in consultation with the Chairman of the Board and Lead Independent Director, if any, periodically examines the composition of the Board and determines whether the Board would better serve its purposes with the addition of one or more directors. If the Corporate Governance and Nominating Committee determines that adding a new director is advisable, the Corporate Governance and Nominating Committee initiates the search, working with other directors and management and, if appropriate or necessary, a third-party search firm that specializes in identifying director candidates.
     The Corporate Governance and Nominating Committee will consider all appropriate candidates proposed by management, directors and shareholders. Information regarding potential candidates shall be presented to the Corporate Governance and Nominating Committee, and the Committee shall evaluate the candidates based on the needs of the Board at that time and issues of knowledge, experience, skills, expertise and diversity, as set forth in the Company’s Corporate Governance Guidelines. Potential candidates will be evaluated according to the same criteria, regardless of whether the candidate was recommended by shareholders, the Corporate Governance and Nominating Committee, another director, Company management, a search firm or another third party. The Corporate Governance and Nominating Committee will submit any recommended candidate(s) to the full Board of Directors for approval and recommendation to the shareholders.
Shareholder Communications
     Shareholders who wish to communicate with the Board, a Board committee or any such other individual director or directors may do so by sending written communications addressed to the Board of Directors, a Board committee or such individual director or directors, c/o Corporate Secretary, Forward Air Corporation, 430 Airport Road, Greeneville, Tennessee 37745. All communications will be compiled by the Secretary of the Company and forwarded to the members of the Board to whom the communication is directed or, if the communication is not directed to any particular member(s) of the Board, the communication will be forwarded to all members of the Board of Directors.
Annual Performance Evaluations
     The Company’s Corporate Governance Guidelines provide that the Board of Directors shall conduct an annual evaluation to determine, among other matters, whether the Board and the Committees are functioning effectively. The Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are also required to each conduct an annual self-evaluation. The Corporate Governance and Nominating Committee is responsible for overseeing this self-evaluation process.

Code of Ethics
     The Board of Directors has adopted a Code of Ethics that applies to all Company employees, officers and directors, which is available on the Company’s website at www.forwardair.com. The Code of Ethics complies with Nasdaq and Securities and Exchange Commission (the “SEC”) requirements, including procedures for the confidential, anonymous submission by employees or others of any complaints or concerns about the Company or its accounting practices, internal accounting controls or auditing matters. The Company will also mail the Code of Ethics to any shareholder who requests a copy. Requests may be made by contacting the Corporate Secretary as described above under “Corporate Governance Guidelines.”
Board Attendance
     The Company’s Corporate Governance Guidelines provide that all directors are expected to attend all meetings of the Board and committees on which they serve and are also expected to attend the Annual Meeting of Shareholders. During 2008, the Board of Directors held six meetings. All of the incumbent directors attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of committees of the Board on which they served during 2008. All eight incumbent directors attended the 2008 Annual Meeting of Shareholders.
Board Committees
     The Board presently has four standing committees: an Executive Committee, an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. With the exception of the Executive Committee, each committee has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. In addition, the Board has determined that each member of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee is “independent,” as defined in Nasdaq Marketplace Rule 4200, and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment. Additional information regarding the functions of the Board’s committees, the number of meetings held by each committee during 2008 and their present membership is set forth below.
     The Board nominated each of the nominees for election as a director and each nominee currently is a director. Assuming election of all of the director nominees, the following is a list of persons who will constitute the Company’s Board of Directors following the meeting, including their current committee assignments.

Name	Committees
Bruce A. Campbell	Executive
C. Robert Campbell	Audit and Compensation (Chair)
Richard W. Hanselman	*Compensation and Corporate Governance and Nominating
C. John Langley, Jr.	Executive, Compensation and Corporate Governance and Nominating (Chair)
Tracy A. Leinbach	Audit (Chair)
G. Michael Lynch	Executive
Ray A. Mundy	Compensation and Corporate Governance and Nominating
Gary L. Paxton	Audit and Corporate Governance and Nominating

*	Mr. Hanselman’s service on these Committees commences May 11, 2009

     Executive Committee. The Executive Committee is authorized, to the extent permitted by law and the Bylaws of the Company, to act on behalf of the Board on all matters that may arise between regular meetings of the Board upon which the Board would be authorized to act, subject to certain materiality restrictions established by the Board.
     Audit Committee. The Audit Committee engages the Company’s independent registered public accounting firm, considers the fee arrangement and scope of the audit, reviews the financial statements and the independent registered public accounting firm’s report, considers comments made by such firm with respect to the Company’s internal control structure, and reviews the internal audit process and internal accounting procedures and controls with the Company’s financial and accounting staff. A more detailed description of the Audit Committee’s duties and responsibilities can be found in the Audit Committee Report on page 27 of this Proxy Statement and in the Audit Committee Charter. A current copy of the written charter of the Audit Committee is available on the Company’s website at www.forwardair.com.
     The Board has determined that the chairperson of the Audit Committee, Tracy A. Leinbach, meets the definition of an “audit committee financial expert,” as that term is defined by the rules and regulations of the SEC. The Audit Committee held seven meetings during 2008.
     Compensation Committee. The Compensation Committee is responsible for determining the overall compensation levels of certain of the Company’s executive officers and reviews and approves the Company’s employee incentive plans and other employee benefit plans. Additionally, it reviews and approves the Compensation Discussion and Analysis for inclusion in the proxy statement (see page 15 of this Proxy Statement). A current copy of the written charter of the Compensation Committee is available on the Company’s website at www.forwardair.com. The Compensation Committee held 3 meetings during 2008.
     Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for identifying individuals qualified to become Board members and recommending them to the full Board for consideration. This responsibility includes all potential candidates, whether initially recommended by management, other Board members or shareholders. In addition, the Committee makes recommendations to the Board for Board committee assignments, develops and annually reviews corporate governance guidelines for the Company, and otherwise oversees corporate governance matters. In addition, the Committee coordinates annual or bi-annual performance reviews for the Board, Board committees, Chairman, CEO, Lead Independent Director, if any, and individual director nominees. The Committee periodically reviews and makes recommendations to the Board regarding director compensation for the Board’s approval. Also, the Committee oversees management succession planning.
     A description of the Committee’s policy regarding director candidates nominated by shareholders appears in “Director Nominating Process” above. A current copy of the written charter of the Corporate Governance and Nominating Committee is available on the Company’s website at www.forwardair.com. The Corporate Governance and Nominating Committee held four meetings during 2008.
DIRECTOR COMPENSATION
     The general policy of the Board is that compensation for non-employee directors should be a mix of cash and equity-based compensation. The Company does not pay employee directors for Board service in addition to their regular employee compensation.
     The Corporate Governance and Nominating Committee, which consists solely of independent non-employee directors, has the primary responsibility for reviewing and considering any revisions to the non-employee director compensation program. In accordance with the

Corporate Governance and Nominating Committee’s recommendations, the non-employee directors’ cash compensation program is as follows:
•	an annual cash retainer of $20,000 for the Non-Employee Lead Independent Director;

•	an annual cash retainer of $35,000 for all non-employee directors;

•	an annual cash retainer of $15,000 for the Audit Committee Chair;

•	an annual cash retainer of $7,500 for the Corporate Governance and Nominating Committee and Compensation Committee Chairs;

•	an annual cash retainer of $7,500 for all non-Chair Audit Committee members;

•	a $1,500 per in-person meeting fee; and

•	a $750 per teleconference meeting fee.
     No additional fee is paid for Committee meetings held on the same day as Board meetings. All directors are reimbursed reasonable travel expenses for meetings attended in person. In addition, the Company reimburses directors for expenses associated with participation in continuing director education programs.
     In addition, effective May 22, 2007, the Company’s shareholders approved the Company’s Amended and Restated Non-Employee Director Stock Plan (the “Amended Plan”). Under the Amended Plan, on the first business day after each Annual Meeting of Shareholders, each non-employee director is automatically granted an award (the “Annual Grant”) in such form and size as the Board determines from year to year. In 2008, each non-employee director received 2,306 shares of restricted common stock pursuant to the Amended Plan. Unless otherwise determined by the Board, Annual Grants will become vested and nonforfeitable one year after the date of grant so long as the non-employee director’s service with the Company does not earlier terminate.

     The following table shows the compensation we paid in 2008 to our non-employee directors. The Company does not pay employee directors for Board service in addition to their regular employee compensation.

	Fees Paid	Stock
	in Cash	Awards	Dividends	Total
Name	($)	($) (1)	($) (2)	($)
G. Michael Lynch	$64,250	$111,459	$913	$176,622

C. Robert Campbell	66,500	111,459	913	178,872

Richard W. Hanselman	62,500	111,459	913	174,872

C. John Langley, Jr.	56,750	111,459	913	169,122

Tracy A. Leinbach	51,500	88,117	729	140,346

Ray A. Mundy	47,750	111,459	913	160,122

Gary L. Paxton	44,000	84,257	651	128,908

B. Clyde Preslar	27,250	44,666	219	72,135

(1)	Represents the proportionate amount of the total fair value of non-vested restricted shares and deferred stock unit awards recognized by the Company as an expense in 2008 for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.

(2)	Represents dividend payments or dividend equivalents on non-vested restricted shares or deferred stock unit awards granted during 2008. These dividend payments are nonforfeitable.

     The following table indicates the aggregate number of outstanding options, deferred restricted stock units or non-vested restricted shares held by each incumbent director at the end of 2008 and those shares or units that have not yet vested.

	Number of Securities	Number of Shares or Units
	Underlying Unexercised	of Stock Held That Have
Name	Options Exercisable (#)	Not Vested (#)
G. Michael Lynch	—	3,056

C. Robert Campbell	—	3,056

Richard W. Hanselman	—	3,056

C. John Langley, Jr.	10,625	3,056

Tracy A. Leinbach	—	2,556

Ray A. Mundy	52,500	3,056

Gary L. Paxton	—	2,306
Certain Relationships and Related Person Transactions
     We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Other than as provided in the Audit Committee Charter, the Company does not have a written policy governing related person transactions. The Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in this Proxy Statement. In addition, the Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related person transaction, the Audit Committee considers:
▪	the nature of the related person’s interest in the transaction;

▪	the material terms of the transaction, including, without limitation, the amount and type of transaction;

▪	the importance of the transaction to the related person; and

▪	the importance of the transaction to the Company.
     Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the Audit Committee when considering the transaction.
     Based on information provided by the directors, director nominees and executive officers, and the Company’s legal department, the Audit Committee determined that, other than as described below, there are no related person transactions to be reported in this Proxy Statement.

     C. John Langley, Jr. serves as a director of UTi Worldwide, Inc. In its ordinary course of business, the Company provided transportation services to UTi Worldwide, Inc. during 2008 and may continue to do so in the future. Company revenue from services provided to UTi accounted for less than 0.3% of the Company’s gross revenue during the fiscal year ended December 31, 2008.
Compensation Committee Interlocks and Insider Participation
     During all of 2008, the Compensation Committee was fully comprised of independent non-employee directors. From January 1, 2008 to the present date, the Compensation Committee members consisted of C. Robert Campbell (Chair), C. John Langley, Jr., and Ray A. Mundy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth information with respect to the beneficial ownership of shares of our outstanding common stock held as of the Record Date by (i) each director and director nominee; (ii) our Chief Executive Officer, Chief Financial Officer, each of the next three most highly compensated executive officers and a former executive officer, as required by SEC rules (collectively, the “Named Executive Officers”); and (iii) all directors and executive officers as a group. The table also sets forth information as to any person, entity or group known to the Company to be the beneficial owner of 5% or more of the Company’s common stock as of December 31, 2008.
     Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security, has or shares the power to dispose of or direct the disposition of the security, or has the right to acquire the security within 60 days. Except as otherwise indicated, the shareholders listed in the table are deemed to have sole voting and investment power with respect to the common stock owned by them on the dates indicated above. Shareholders of non-vested restricted shares included in the table are entitled to voting and dividend rights.

	Shares Beneficially Owned
Name and Address of Beneficial Owner (1)	Number		Percent (%) (2) (3)
Directors, Nominees and Named Executive Officers
Bruce A. Campbell	600,101	(4)	2.07
C. Robert Campbell	2,306	(5)	*
Richard W. Hanselman	5,306	(6)	*
C. John Langley, Jr.	18,234	(7)	*
Tracy A. Leinbach	5,059	(8)	*
G. Michael Lynch	7,434	(9)	*
Ray A. Mundy	71,681	(10)	*
Gary L. Paxton	4,684	(11)	*
Rodney L. Bell	296,069	(12)	1.02
Craig A. Drum	105,394	(13)	*
Matthew J. Jewell	243,455	(14)	*
Chris C. Ruble	169,262	(15)	*
All directors and executive officers as a group (12 persons)	1,557,362	(16)	5.38

Other Principal Shareholders
Neuberger Berman, Inc.	2,584,010	(17)	8.93
Fidelity Management & Research Company	2,048,127	(18)	7.08
Columbia Wanger Asset Management, L.P	1,999,500	(19)	6.91
Kayne Anderson Rudnick Investment Management, LLC	1,622,737	(20)	5.61

*	Less than one percent.

(1)	The business address of each listed director, nominee and Named Executive Officer is c/o Forward Air Corporation, 430 Airport Road, Greeneville, Tennessee 37745.

(2)	The percentages shown for directors, nominees and executive officers are based on 28,939,160 shares of common stock outstanding on the Record Date.

(3)	The percentages shown for other principal shareholders are based on 28,950,873 shares of common stock outstanding on December 31, 2008.

(4)	Includes 500,788 options that are fully exercisable.

(5)	Includes 2,306 non-vested restricted shares. Excludes 4,628 deferred stock units and 89.31 dividend equivalent rights.

(6)	Includes 3,056 non-vested restricted shares. Excludes 2,378 deferred stock units and 36.20 dividend equivalent rights.

(7)	Includes 3,056 non-vested restricted shares and 10,625 options that are fully exercisable.

(8)	Includes 2,556 non-vested restricted shares.

(9)	Includes 3,056 non-vested restricted shares.

(10)	Includes 3,056 non-vested restricted shares and 63,750 options that are fully exercisable.

(11)	Includes 2,306 non-vested restricted shares.

(12)	Includes 667 non-vested restricted shares and 261,519 options that are fully exercisable.

(13)	Includes 97,083 options that are fully exercisable.

(14)	Includes 232,333 options that are fully exercisable.

(15)	Includes 160,833 options that are fully exercisable.

(16)	Includes 20,059 non-vested restricted shares and 1,326,931 options that are fully exercisable. Excludes 7,006 deferred stock units and 125.51 dividend equivalent rights.

(17)	Neuberger Berman, Inc. (“Neuberger”), 605 Third Avenue, New York, New York 10158, reported beneficial ownership of the shares as of December 31, 2008 in a Schedule 13G filed with the SEC. Neuberger, an investment adviser, reported having sole voting power over 2,450 shares, shared voting power over 2,183,200 shares, shared dispositive power over 2,584,010 shares and no sole voting or dispositive power over the shares.

(18)	Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, reported beneficial ownership of the shares as of December 31, 2008 in a Schedule 13G/A filed with the SEC. Fidelity, an investment adviser, reported having sole dispositive power over 2,048,127 shares.

(19)	Columbia Wanger Asset Management, L.P. (“WAM”) and Columbia Acorn Trust (“CAT”), 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606, reported beneficial ownership of the shares as of December 31, 2008 in a Schedule 13G/A filed with the SEC. WAM, an investment adviser, and CAT, a Massachusetts business trust advised by WAM, reported having sole voting power over 1,920,000 shares and sole dispositive power over 1,999,500 shares.

(20)	Kayne Anderson Rudnick Investment Management, LLC (“Kayne Anderson”), 1800 Avenue of the Stars, Second Floor, Los Angeles, California 90067, reported beneficial ownership of the shares as of December 31, 2008 in a Schedule 13G/A filed with the SEC. Kayne Anderson, an investment adviser, reported having sole voting and dispositive power over the shares and no shared voting or dispositive power over the shares.

EXECUTIVE COMPENSATION
Compensation Discussion And Analysis
Overview of Compensation Program
     The Compensation Committee (for purposes of this Compensation and Discussion Analysis, the “Committee”) of the Board is comprised of three independent, non-employee directors. The Committee has the responsibility for establishing and monitoring adherence to the Company’s executive compensation philosophy and recommending compensation programs consistent with such philosophy. The Committee reviews and approves the Company’s goals and objectives relevant to the compensation of the Chief Executive Officer (“CEO”) and the other Named Executive Officers (each of whom is identified in the Summary Compensation Table on page 22 of this Proxy Statement). The Committee then evaluates the performance of the Named Executive Officers in light of these established goals and objectives to determine the compensation of the Named Executive Officers, including base pay, annual incentive pay, long-term equity incentive pay and any other benefits and/or perquisites.
Compensation Philosophy and Objectives
     The Committee believes that the most effective executive compensation program is one that is designed to attract, develop, reward and retain quality management talent in order to facilitate the Company’s achievement of its annual, long-term and strategic goals. The Committee believes that such a philosophy will properly align our executives’ interests with our shareholders’ interests by creating a pay-for-performance culture at the executive level, with the ultimate objective of increasing shareholder value. It is the Committee’s philosophy that executive compensation should recognize the contributions of individual executives to the Company’s goals and objectives, and should be competitive with compensation provided by both the Company’s functional industry peers as well as financial peers. The Committee believes that while executive compensation should be directly linked to performance, it should also be an incentive for executives to continually improve performance.
     In order to meet its goals of attracting, developing, rewarding and retaining superior executive management, the Committee utilizes a compensation package that considers the compensation of similarly situated executives at peer organizations, the length of tenure of the executive, and value of the executive to the organization. Additionally, the Committee utilizes annual cash incentives tied to the Company’s performance measured against established goals. Finally, the Committee awards long-term compensation to its executives to recognize and reward past performance of the Company measured against established goals, to encourage retention of its executive management team, to encourage the Company’s executives to hold a long-term stake in the Company and to align the executives’ long-term compensation directly with the shareholder’s long-term value.
Employment Agreement with Bruce A. Campbell
     There is an Employment Agreement between Bruce A. Campbell and the Company, which was effective October 30, 2007 with a term ending on December 31, 2010. This Employment Agreement was amended in December of 2008 to the extent necessary to make the Agreement comply with Section 409A of the Internal Revenue Code and the Treasury regulations promulgated under that section, which relate to nonqualified deferred compensation. The Employment Agreement was subsequently amended in February of 2009 to extend the term of the Agreement to December 31, 2012. (The Employment Agreement and the two amendments thereto are referred to collectively as the “Employment Agreement”.) The term of the

Employment Agreement automatically extends for one additional year unless terminated by the Board of Directors or Mr. Campbell, upon notice.
     Under the Employment Agreement, Mr. Campbell received an annual base salary of no less than $400,000 until January 31, 2008 and effective February 1, 2008, his base salary increased to $500,000. Mr. Campbell is eligible under the Employment Agreement to receive an annual year-end cash bonus dependent upon the achievement of performance objectives by Mr. Campbell and the Company as established by the Compensation Committee. The Employment Agreement provides that Mr. Campbell will be entitled to the same fringe benefits as are generally available to the Company’s executive officers.
     In addition, Mr. Campbell was granted 200,000 stock options under the 1999 Plan (as defined below). These options vest equally over a three year period with the first third of the options vesting October 30, 2008, the next third vesting October 30, 2009 and the final third vesting October 30, 2010. These options have a five (5) year term. The Employment Agreement also provides that the Company reserves the right to grant and/or award other long term equity to Mr. Campbell under the 1999 Plan or such other plans that the Company may adopt.
     Under the Employment Agreement, the Company may terminate Mr. Campbell at any time with or without “just cause,” as defined in the Employment Agreement. If the Company should terminate Mr. Campbell without “just cause”, he would be entitled to receive (i) his base salary for the longer of one year from the date of termination or the remainder of the then-pending term of the Employment Agreement but not to exceed two years; (ii) any unpaid bonus amounts previously earned; and (iii) continued insurance coverage for one year from the date of such termination. Mr. Campbell would not be entitled to any unearned salary, bonus or other benefits if the Company were to terminate him for “just cause”.
     Mr. Campbell also may terminate the Employment Agreement at any time; however, he would not be entitled to any unearned salary, bonus or other benefits if he does so absent circumstances resulting from a “change of control” or “material change in duties,” each defined in the Employment Agreement. In the event of a “change of control” or “material change in duties”, Mr. Campbell would have two alternatives. Mr. Campbell may resign and receive (i) his base salary for twelve months following the date of the “change of control” or “material change in duties”; (ii) a cash bonus equal to the prior year’s year-end cash bonus, plus any unpaid bonus amounts previously earned; (iii) any other payments due, including, among others, accrued and unpaid vacation pay; (iv) immediate acceleration of any stock options which are not then exercisable; and (v) continued insurance coverage for one year following the date of the “change of control” or “material change in duties”. Alternatively, Mr. Campbell could continue to serve as President and CEO of the Company for the duration of the term of the Employment Agreement or until he or the Company terminates the Employment Agreement. The Employment Agreement also contains non-competition, non-solicitation and non-disclosure provisions following termination.
     The Company does not have employment agreements with any of its other Named Executive Officers.
Role of Executive Officers in Compensation Decisions
     The Committee makes all compensation decisions related to the CEO subject to and consistent with the terms of the employment agreement between the Company and the CEO. The CEO makes recommendations regarding base salary, annual incentive pay and long-term equity incentive awards for the other Named Executive Officers and provides the Committee with justification for such awards. Specifically, the CEO will review the performance of each of the other Named Executive Officers for the Committee and then make compensation recommendations. While the Committee gives great weight to the recommendations of the CEO, it has full discretion and authority to make the final decision on the salaries, annual incentive awards and long-term equity incentive awards as to all of the Named Executive Officers.
Setting Executive Compensation
     Based on the foregoing objectives, the Committee has structured the Company’s annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by the Company and to reward the executives for achieving such goals. In furtherance of this goal, in 2005, the Committee engaged Ernst & Young LLP’s Human Capital Group (the “Human Capital Group”), an outside global human resources consulting firm, to conduct a review of its total compensation program for the CEO, Chief Financial Officer and other key executives. The Human Capital Group provided the Committee with relevant market data and alternatives to consider when making compensation decisions for the Named Executive Officers.
     In making compensation decisions, the Committee compares each element of total compensation against a group of publicly-traded functional industry peers and a group of financial peers (collectively, the “Peer Group”). The functional industry peers consist of a variety of publicly-traded transportation and logistics companies, which while having a median revenue size larger than the Company, most accurately resemble the Company in model and performance in the transportation sector. The financial peers consist of a variety of publicly-traded companies that have similar financial traits as the Company in such areas as, but not limited to, net sales, EBITDA and ROE (return on equity). The financial peers are not direct competitors but they serve as good comparisons because of their financial size and performance. The Committee updates the Peer Group compensation data annually by utilizing the services of Equilar, a company that provides a comprehensive compensation database relating to executive compensation practices at publicly traded companies, including the Peer Group.
     The Peer Group for the fiscal year ended December 31, 2008 consisted of the following companies:
•	Heartland Express, Inc.

•	Knight Transportation, Inc.

•	Old Dominion Freight Line, Inc.

•	UTi Worldwide, Inc.

•	Cedar Fair, LP

•	Commonwealth Telephone Enterprises, Inc.

•	Franklin Electric Co., Inc.

•	Expeditors International of Washington, Inc.

•	Hub Group, Inc.

•	Landstar System, Inc.

•	Pacer International, Inc.

•	ACE Cash Express, Inc.

•	Celadon Group, Inc.

•	Ennis, Inc.

•	ESCO Technologies, Inc.

•	Hydril Company
     The Committee establishes base salaries for the Named Executive Officers at approximately the 50th percentile of executive pay for executives holding similar positions in the Peer Group. Variations to this objective may occur as dictated by the experience level of the individual, the value of the individual executive to the Company, market and other factors.
     Annual incentive payments to the Named Executive Officers are tied to annual financial goals which include payments of a certain percentage of the executive’s base pay for reaching certain pre-established annual performance goals. The Committee has discretion as to the amount of the incentive awards to the Company’s executives for results that fall below the established performance goals, between two established performance goals or which exceed the highest established performance goal.

2008 Executive Compensation Components
     For the fiscal year ended December 31, 2008, the principal components of compensation for Named Executive Officers were:
▪	base salary;

▪	performance-based incentive compensation;

▪	long-term equity incentive compensation;

▪	retirement and other benefits (available to all employees); and

▪	perquisites and other personal benefits.
Base Salary
     The Company provides its Named Executive Officers and other employees with base salaries to compensate them for services rendered during the fiscal year. Base salary ranges for the Named Executive Officers are determined for each executive based on his position and responsibility and by reference to the Peer Group data. The Committee uses the median, or 50th percentile, Peer Group base salary for similarly situated executives as one of the factors in considering an executive’s base salary. Additionally, the Committee conducts an internal review of each executive’s compensation, both individually and compared to other Named Executive Officers, including factors such as level of experience and qualifications of the individual, scope of responsibilities and future potential, goals and objectives established for the executive as well as the executive’s past performance. Base salaries for the Named Executive Officers and other executives at the Company are reviewed and adjusted on an annual basis as part of the Company’s overall performance review process (or upon a promotion or change in the executive’s duties). The base salaries for the Named Executive Officers for the fiscal year ended December 31, 2008 are set forth in the “Salary” column of the Summary Compensation Table on page 22 of this Proxy Statement.
Performance-Based Incentive Compensation
     Annual Cash Incentive. The Committee adopts an incentive performance plan every year upon which the executives’ performance and incentive pay may be based. In reviewing these plans, the Committee tries to ensure that the plan will promote high performance and achievement, encourage growth in shareholder value, and promote and encourage retention of the Company’s executive talent. The Committee adopted an incentive payment grid which established operating income goals for the fiscal year ended December 31, 2008 and the resulting incentive payments for achievement of such goals. The 2008 incentive performance plan was as follows:

Percentage
Operating Income	Payout
(In thousands)	(Of salary)
$71,048	0%
$71,987	10%
$72,925	20%
$73,864	30%
$74,802	40%
$75,741	50%
$76,390	60%
$77,039	70%
$77,689	80%
$78,338	90%
$78,987	100%

     The Committee had discretion as to the amount, if any, of any annual incentive awards to the Company’s executives for results that met any of the established performance goals, fell below the established performance goals, between each level of the goals or which exceeded the one hundred percent operating income goal. The Committee met in February of this year to determine whether the Company’s prior-year performance merited payment to the executives under the annual incentive plan and, if so, to determine the amount of such incentive award. The Company’s 2008 fiscal year performance did not meet any of the established performance goals required to merit payment of any percentage of the executive’s base pay as an incentive; and accordingly, the Committee did not award any annual incentives to the Named Executive Officers of the Company for the fiscal year ended December 31, 2008 (the individual incentive award amounts are set forth in the “Bonus” column of the Summary Compensation Table on page 22 of this Proxy Statement).
Long-Term Equity Incentive Awards
     The Named Executive Officers receive incentive awards under the Company’s 1999 Stock Option and Incentive Plan. In May 1999, the Company’s shareholders approved the 1999 Plan. The Company’s shareholders approved an increase to the plan’s share pool in May 2004. As of March 1, 2008, an aggregate of 9,516 shares remained available for issuance under the 1999 Plan. In addition, the 1999 Plan was scheduled to expire by its terms on February 5, 2009, before this Annual Meeting. Therefore, the Company asked its shareholders to approve, and the Company’s shareholders did approve, an amendment and restatement of the 1999 Plan which was a continuation and extension of the 1999 Plan. The approval of the continuation and extension of the 1999 Plan became effective on April 2, 2008 and provides, among other things, that an aggregate of 7,500,000 shares may be issued under the plan measured from the inception of the 1999 Plan. References to the “Amended and Restated Plan” in this Proxy Statement refer to the 1999 Plan as originally adopted, as amended in May 2004 and as continued and extended in April 2008.
     The Committee is charged with administration of and it has sole authority over the Amended and Restated Plan. The Committee has the discretion to award stock options, non-vested restricted shares of common stock, stock appreciation rights and other forms of long-term equity incentives under the Amended and Restated Plan. Annual long-term equity incentive awards to executives are made at the Committee’s regularly scheduled meeting in February. Additionally, newly hired or promoted executives may receive stock option or non-vested restricted share awards on or soon after their date of hire or promotion.
     In making individual awards under the Amended and Restated Plan, the Committee considers a number of factors including the Company’s past financial performance, individual performance of each executive, the retention goal of such a long-term equity incentive award, the grant date value of any proposed award, the other compensation components for the executive, equity plan compensation dilution, the executive’s stock ownership and option holdings and long-term equity incentive awards to executives holding similar positions within the Peer Group.
     During 2008, the Committee awarded stock options, under the Amended and Restated Plan, to the Named Executive Officers. The awards have a vesting period of three years and vest equally over that three-year period. The options have a seven-year term and therefore will expire if not exercised within seven years of the grant date. Other than the vesting schedule established by these stock option awards, such shares will vest upon the death or disability of the recipient, as well as a “Change in Control,” as such term is defined in the Amended and Restated Plan.
     Awards made to the Named Executive Officers under the 1999 Plan for the fiscal year ended December 31, 2008 are set forth in the Plan-Based Awards for Fiscal 2008 Table on page 24 of this Proxy Statement.

Stock Ownership Guidelines
     Although the Company encourages ownership of Company common stock by the Named Executive Officers, no required ownership guidelines have been established.
Retirement and Other Benefits
     All full-time Company employees are entitled to participate in the Company’s 401(k) retirement plan. Under the Company’s 401(k) retirement plan, the Company matches 25% of an employee’s contribution up to 6% of the employee’s salary, subject to the rules and regulations on maximum contributions by individuals under such a plan. Matching contributions to the Named Executive Officers for the fiscal year ended December 31, 2008 are reflected in the “401(k) Match” column of the All Other Compensation Table on page 23 of this Proxy Statement.
     Additionally, all full-time employees of the Company are eligible to participate in the Company’s 2005 Employee Stock Purchase Plan (the “2005 ESPP”) upon enrolling in the 2005 ESPP during one of the established enrollment periods. Under the terms of the 2005 ESPP, eligible employees of the Company can purchase shares of the Company’s common stock through payroll deduction and lump sum contributions at a discounted price. The purchase price for such shares of common stock for each Option Period, as described in the 2005 ESPP, will be the lower of: (a) 90% of the closing market price on the first trading day of an Option Period (there are two Option Periods each year—January 1 to June 30 and July 1 to December 31) or; (b) 90% of the closing market price on the last trading day of the Option Period. Under the 2005 ESPP, no Company employee is permitted to purchase more than 2,000 shares of the Company’s common stock per Option Period or shares of common stock having a market value of more that $25,000 per calendar year, as calculated under the 2005 ESPP.
     Other than as described above, the Company does not have or provide any supplemental executive retirement plan, or similar plan that provides for specified retirement payments or benefits. Moreover, the Company does not have or provide any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.
Potential Payments upon Termination or Change in Control
     Under the Amended and Restated Plan, any non-vested restricted shares, options or other forms of equity-based compensation will vest upon a “Change in Control”. The market value of all non-vested restricted shares held by the Named Executive Officers as of December 31, 2008 which would vest upon a Change in Control are set forth in the “Market Value of Shares of Stock That Have Not Vested” column of the Outstanding Equity Awards at Fiscal Year-End Table on page 25 of this Proxy Statement.
     Under Bruce A. Campbell’s Employment Agreement, he is entitled to certain payments upon a change in control, as described on pages 15-16 of this Proxy Statement. Assuming a change in control took place on December 31, 2008, Mr. Campbell would have been entitled to payment of his base salary of $500,000, his prior year’s incentive of $150,000 and any accrued but unpaid vacation.
Perquisites and Other Personal Benefits
     The Company provides its Named Executive Officers with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to the Named Executive Officers. The Named Executive Officers are provided a monthly car allowance and reimbursement of certain commuting expenses. The amounts of such benefits received by each Named Executive Officer for the fiscal year ended December 31, 2008 are set forth in the “Car Allowance and Commuting Expenses” column of the All Other Compensation Table on page 23 of this Proxy Statement.
     Additionally, the Named Executive Officers are eligible to participate in the Company’s health, dental, disability and other insurance plans on the same terms and at the same cost as such plans are available to all of the Company’s full-time employees.
Tax and Accounting Implications
     Deductibility of Executive Compensation. As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid under the management incentive plans is generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers. In this regard, for fiscal 2008, any amount of base salary in excess of $1,000,000 for any Named Executive Officer would not be deductible for federal income tax purposes.
Compensation Committee Report on Executive Compensation
     The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board the Compensation Discussion and Analysis beginning on page 15 of this Proxy Statement.
Submitted by:
C. Robert Campbell, Chairman
C. John Langley, Jr.
Ray A. Mundy
The Compensation Committee of the
Board of Directors

Summary Compensation Table
     The following table shows the compensation earned in 2008, 2007 and 2006 by the Named Executive Officers.

				Stock	Option	All Other
Name and Principal		Salary	Bonus	Awards	Award (s)	Compensation	Total
Positions	Year	($)	($) (1)	($) (2)	($) (3)	($) (4)	($)
Bruce A. Campbell	2008	$492,329	$—	$181,714	$1,059,121	$18,115	$1,751,279
Chairman, Chief Executive	2007	417,753	125,000	181,714	457,401	17,767	1,199,635
Officer And President	2006	393,132	200,000	166,571	—	18,793	778,496

Rodney L. Bell (3)	2008	267,186	—	146,483	302,053	17,993	733,715
Chief Financial Officer,	2007	257,753	69,268	146,483	170,839	17,975	662,318
Senior Vice President and Treasurer	2006	223,246	120,000	125,615	—	18,883	487,744

Matthew J. Jewell	2008	267,186	—	132,550	302,053	11,329	713,118
Executive Vice President,	2007	257,753	69,268	132,550	170,839	16,120	646,530
Chief Legal Officer and Secretary	2006	231,465	120,000	121,504	—	21,110	494,079

Chris C. Ruble	2008	273,346	—	126,525	302,053	14,079	716,003
Executive Vice President, Operations	2007	252,759	70,813	126,525	170,839	13,845	634,781
	2006	218,191	112,500	115,981	—	19,732	466,404

Craig A. Drum	2008	231,251	—	120,500	241,324	11,066	604,141
Senior Vice President, Sales	2007	223,315	60,255	120,500	170,839	13,727	588,636
	2006	204,917	105,000	110,458	—	20,000	440,375

(1)	Represents cash incentives allowed for under the 2008 and 2007 Annual Cash Incentive Plans. The 2007 cash incentives represent discretionary awards approved by the Company’s Board of Directors as allowed for under the 2007 Annual Cash Incentive Plan.

(2)	Represents the proportionate amount of the total fair value of awards of non-vested restricted shares of common stock recognized by the Company as an expense during the applicable year for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair values of these awards and the amounts expensed in 2008 were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, disregarding adjustments for forfeiture assumptions. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC.

(3)	Represents the proportionate amount of the total fair value of awards of stock options recognized by the Company as expense in 2008 for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair values of these awards and the amounts expensed for each applicable year were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, disregarding adjustments for forfeiture assumptions. The awards for which expense is shown in this table include the awards described in the Grants of Plan-Based Awards for Fiscal 2008 Table on page 24 of this Proxy Statement. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC.

(4)	See the All Other Compensation Table on page 23 of this Proxy Statement for additional information.

All Other Compensation Table
     The following table shows the components of “all other compensation” earned in 2008, 2007 and 2006 by the Named Executive Officers for the years ended December 31, 2008, 2007 and 2006.

				Car
				Allowance
				and			Long-Term
		Total	Payroll	Commuting	401 (k)		Disability
Name and Principal		All Other	Taxes	Expenses ($)	Match	Dividends	Insurance
Positions	Year	($)	($) (1)	(2)	(3)	(4)	($) (5)
Bruce A. Campbell	2008	$18,115	$—	$11,134	$3,180	$1,408	$2,393
Chairman, Chief Executive	2007	17,767	—	10,880	3,132	2,815	940
Officer and President	2006	18,793	—	11,194	2,743	4,222	634

Rodney L. Bell (3)	2008	17,993	—	11,656	3,822	1,213	1,302
Chief Financial Officer,	2007	17,975	—	11,365	3,337	2,333	940
Senior Vice President and Treasurer	2006	18,883	2,616	10,510	2,043	3,080	634

Matthew J. Jewell	2008	11,329	—	9,000	—	1,027	1,302
Executive Vice President, Chief	2007	16,120	—	9,397	3,730	2,053	940
Legal Officer and Secretary	2006	21,110	3,876	9,739	3,781	3,080	634

Chris C. Ruble	2008	14,079	—	9,000	2,768	980	1,331
Executive Vice President, Operations	2007	13,845	—	9,000	1,945	1,960	940
	2006	19,732	5,089	9,000	2,069	2,940	634

Craig A. Drum	2008	11,066	—	9,000	—	933	1,133
Senior Vice President, Sales	2007	13,727	—	9,000	1,921	1,866	940
	2006	20,000	5,302	9,000	2,264	2,800	634

(1)	This column reports payments by the Company on behalf of the Named Executive Officers for payroll taxes incurred in conjunction with the exercise of nonqualified stock options. Prior to January 1, 2006, it was the Company policy to reimburse all employees for payroll taxes incurred in conjunction with the exercise of nonqualified stock options.

(2)	The Company provides a $9,000 annual car allowance plus reimbursement of certain commuting expenses to officers.

(3)	The amount shown represents the Company’s contributions to the 401(k) Plan.

(4)	Represents dividend payments on non-vested restricted shares granted during 2006. These dividend payments are nonforfeitable.

(5)	Represents premiums paid by the Company for long-term disability insurance for officers of the Company.

Plan-Based Awards for Fiscal 2008
     The following table shows the plan-based awards granted to the Named Executive Officers in 2008.

		All Other
		Option Awards;		Closing
		Numbers of		Market	Grant Date
		Securities	Exercise or	Price of	Fair Value of
		Underlying	Base Price of	Underlying	Stock and
Name and		Options	Option Awards	Security on	Option Awards
Principal Position	Grant Date	(1) (2)	(3)	Date of Grant	(4)
Bruce A. Campbell		—	$—	$—	$—
Chairman, Chief Executive Officer and President

Rodney L. Bell	2/10/2008	45,000	29.44	29.44	409,410
Chief Financial Officer, Senior Vice President and Treasurer

Matthew J. Jewell	2/10/2008	45,000	29.44	29.44	409,410
Executive Vice President, Chief Legal Officer and Secretary

Chris C. Ruble	2/10/2008	45,000	29.44	29.44	409,410
Executive Vice President, Operations

Craig A. Drum	2/10/2008	22,500	29.44	29.44	204,705
Senior Vice President, Sales

(1)	Represents stock options granted under the 1999 Plan.

(2)	Each grant vests equally over a three-year period commencing on the one year anniversary of the grant date.

(3)	In accordance with the provisions of the 1999 Plan the exercise price of stock option grants is set using the closing market price on the day of grant.

(4)	The fair values of these awards were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment. The methods and assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC.

Outstanding Equity Awards at Fiscal Year-End
     The following table shows information about outstanding equity awards at December 31, 2008.

	Option Awards				Stock Awards
	Number of	Number of				Market
	Securities	Securities			Number of	Value of
	Underlying	Underlying			Shares of	Shares of
	Unexercised	Unexercised	Option	Option	Stock That	Stock That
	Options (#)	Options (#)	Exercise	Expiration	Have Not	Have Not
Name & Principal Position	Exercisable (1)	Unexercisable (2)	Price ($)	Date	Vested (3)	Vested ($) (4)
Bruce Campbell	172,453		$13.25	2/7/13
Chairman, Chief Executive	45,001		20.21	10/27/13
Officer and President	150,000		28.97	2/14/15
	33,334	66,666	31.65	2/11/14
	66,667	133,333	30.35	10/30/12
					5,027	$122,005

Rodney Bell	70,686		23.17	2/12/11
Chief Financial Officer Senior	30,000		18.82	2/4/14
Vice President and Treasurer	112,500		28.97	2/14/15
	16,667	33,333	31.65	2/11/14
		45,000	29.44	2/10/15
					4,000	80,892
						16,188

Matthew Jewell	37,500		21.88	7/1/12
Executive Vice President, Chief	4,000		13.25	2/7/13
Legal Officer and Secretary	30,000		18.82	2/4/14
	112,500		28.97	2/14/15
	16,667	33,333	31.65	2/11/14
		45,000	29.44	2/10/15
					3,667	88,998

Chris Ruble	112,500		28.97	2/14/15
Executive vice President, Operations	16,667	33,333	31.65	2/11/14
		45,000	29.44	2/10/15
					3,500	84,945

Craig Drum	56,250		28.97	2/14/15
Senior Vice President, Sales	16,667	33,333	31.65	2/11/14
		22,500	29.44	2/10/15
					3,333	80,892

(1)	All outstanding stock options granted prior to December 31, 2005 were fully exercisable as a result of the Company’s Board of Directors accelerating the vesting of all outstanding stock options awarded to employees, officers and non-employee directors under the Company’s stock option award plans. However, portions of these options are subject to certain exercise restrictions pursuant to Option Restriction Agreements between the Company and the Named Executive Officers. The Option Restriction Agreements primarily prevent the Named Executive Officers during their employment with the

Company from exercising the underlying options until the original exercisable date prior to the vesting acceleration by the Board of Directors. These restrictions lapse upon termination of the officers’ employment. The following table sets forth the scheduled lapsing of the option exercise restrictions.

	Mr. Campbell	Mr. Bell	Mr. Jewell	Mr. Ruble	Mr. Drum
Date	Amounts	Amounts	Amounts	Amounts	Amounts
Restriction	Lapsing	Lapsing	Lapsing	Lapsing	Lapsing
Lapses	(#)	(#)	(#)	(#)	(#)
2/14/09	—	28,125	28,125	28,125	18,750

(2)	Each stock option granted in 2008 vests equally over a three-year period commencing on the one year anniversary of the grant date.

(3)	Each grant of non-vested restricted shares vests equally over a three-year period commencing on the one year anniversary of the grant date.

(4)	The market value is based on the closing price of the Company’s common stock on Nasdaq on December 31, 2008, which was $24.27.

Option Exercises and Stock Vested
     The following table shows information about shares acquired on vesting during 2008.

	Option Awards		Stock Awards
	Number of	Value	Number of
	Shares	Realized Upon	Shares	Value Realized
	Acquired on	Exercise	Acquired on	Upon Vesting
Name & Principal Position	Exercise (#)	($) (1)	Vesting (#)	($)
Bruce Campbell	57,005	$1,760,314	5,026	$167,617

Rodney Bell	—	—	3,333	111,156
			666	24,702

Matthew Jewell	6,402	139,244	3,666	122,261

Chris Ruble	15,000	242,700	3,500	116,725

Craig Drum	15,000	236,228	3,333	111,156

(1)	The value realized upon vesting is based on the current market price on the date of vesting.
Audit Committee Report
     The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the 2008 Annual Report with management and the Company’s independent registered public accounting firm, Ernst & Young LLP, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee’s function is more fully described in its charter, which is available on the Company’s website at www.forwardair.com and also available in print by contacting the Company Secretary at Forward Air Corporation, P.O. Box 1058, Greeneville, TN 37744.
     The Audit Committee reviews the charter on an annual basis. The Board annually reviews the definition of independence under Nasdaq’s listing standards for audit committee members and has determined that each member of the Committee meets that standard.

     Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, and applicable laws and regulations. Ernst & Young LLP is responsible for performing an independent audit and reporting on the consolidated financial statements of the Company and its subsidiaries and the effectiveness of the Company’s internal controls over financial reporting.
     The Audit Committee has been updated quarterly on management’s process to assess the adequacy of the Company’s system of internal controls over financial reporting, the framework used to make the assessment, and management’s conclusions on the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee has also discussed with representatives of Ernst & Young LLP the Company’s internal control assessment process and the firm’s audit of the Company’s system of internal controls over financial reporting.
     The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2008 with the Company’s management and has discussed with Ernst & Young LLP, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (United States) (“PCAOB”) in Rule 3200T. In addition, Ernst & Young LLP has provided, and the Audit Committee has received, written disclosures and the letter required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence.”
     In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews the Company’s quarterly reports on Form 10-Q and annual report on Form 10-K prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for establishing and maintaining adequate internal controls over financial reporting and for preparing the financial statements, and other reports, and of the independent registered public accountants, who are engaged to audit and report on the consolidated financial statements of the Company and its subsidiaries and the effectiveness of the Company’s internal controls over financial reporting.
     Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.
     In addition, the Audit Committee has discussed with Ernst & Young LLP their independence from management and the Company and considered the compatibility of non-audit services with Ernst & Young LLP’s independence.
Tracy A. Leinbach, Chairperson
C. Robert Campbell
Gary L. Paxton

Independent Registered Public Accounting Firm
     The Audit Committee has appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for 2009, subject to ratification of the appointment by the shareholders of the Company. The fees billed by Ernst & Young LLP for services rendered to the Company and its subsidiaries in 2008 and 2007 were as follows:

	2008	2007
Audit Fees (1)	$924,627	$888,943
Audit Related Fees (2)	78,061	—
Tax Fees (2)	248,911	195,467
All Other Fees (2)	—	—

(1)	Includes fees and expenses related to the audit and interim reviews of the Company’s financial statements and the audit of the effectiveness of the Company’s internal controls over financial reporting for the fiscal year notwithstanding when the fees and expenses were billed or when the services were rendered.

(2)	Includes fees and expenses for services rendered from January through December of the fiscal year notwithstanding when the fees and expenses were billed.
Pre-Approval Policies and Procedures
     The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. The Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. During 2008 and as of the date of this Proxy Statement, the Audit Committee pre-approved all of these services.
PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee has appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for 2009. As in the past, the Board has determined that it would be desirable to request ratification of the appointment by the shareholders of the Company. If the shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment of the independent registered public accounting firm.
     A representative of Ernst & Young LLP is not expected to be present at the Annual Meeting, and thus, is not expected to make a statement or be available to respond to questions.
Shareholder Vote Requirement
     This Proposal will be approved if the votes cast in favor of the Proposal exceed the votes cast against it. Unless otherwise directed therein, the proxies solicited hereby will be voted for approval of Ernst & Young LLP.

     The Board of Directors recommends that shareholders vote FOR ratification of appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2009.
Other Matters
     The Board of Directors knows of no other matters that may come before the meeting; however, if any other matters should properly come before the meeting or any adjournment thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their best judgment.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the disclosure requirements of Item 405 of Regulation S-K require the directors and executive officers of the Company, and any persons holding more than 10% of any class of equity securities of the Company, to report their ownership of such equity securities and any subsequent changes in that ownership to the SEC, Nasdaq and the Company. Based solely on a review of the reports that have been filed by or on behalf of such persons in this regard and written representations from our directors and executive officers that no other reports were required, during and for the fiscal year ended December 31, 2008, we complied with all Section 16(a) filing requirements applicable to the Company’s directors, executive officers and greater than 10% shareholders, except that the accrual dividend rights on previously granted restricted stock units were not timely reported on one Form 4 by C. Robert Campbell and one Form 4 by Richard W. Hanselman. Additionally, a restricted share grant awarded under the Amended and Restated Non-Employee Director Stock Plan was not timely reported on a Form 4 by G. Michael Lynch as a result of an Edgar access code issue.
Deadline for Submission to Shareholders of Proposals to be Presented at the 2010 Annual Meeting of Shareholders
     Any proposal intended to be presented for action at the 2010 Annual Meeting of Shareholders by any shareholder of the Company must be received by the Secretary of the Company at its principal executive offices not later than December 2, 2009 in order for such proposal to be considered for inclusion in the Company’s proxy statement and form of proxy relating to its 2010 Annual Meeting of Shareholders. Nothing in this paragraph shall be deemed to require the Company to include any shareholder proposal which does not meet all the requirements for such inclusion established by Rule 14a-8 of the Exchange Act.
     For other shareholder proposals to be timely (but not considered for inclusion in the proxy statement for the 2010 Annual Meeting of Shareholders), a shareholder’s notice must be received by the Secretary of the Company not later than March 5, 2010 and the proposal and the shareholder must comply with Rule 14a-4 under the Exchange Act. In the event that a shareholder proposal intended to be presented for action at the next Annual Meeting is not received prior to March 5, 2010, proxies solicited by the Board of Directors in connection with the Annual Meeting will be permitted to use their discretionary voting authority with respect to the proposal, whether or not the proposal is discussed in the proxy statement for the Annual Meeting.
Householding of Annual Meeting Materials
     Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Notice of 2009 Annual Meeting of Shareholders, Proxy Statement and 2008 Annual Report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of each document to you if you write the Company’s Secretary at Forward Air Corporation, 430 Airport Road, Greeneville, Tennessee 37745,

or call (423) 636-7000. If you want to receive separate copies of the Notice of Annual Meeting of Shareholders, Proxy Statement and Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or, if the shares are not held in “street name,” you may contact the Company at the above address and phone number.
Miscellaneous
     It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, shareholders who do not expect to attend the Annual Meeting in person are urged, regardless of the number of shares of common stock owned, to please vote and submit your proxy over the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy in the envelope provided as promptly as possible. If you attend the meeting and desire to vote in person, you may do so even though you have previously sent a proxy.
     A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 is included within the Annual Report provided with this Proxy Statement. The Annual Report does not constitute a part of the proxy solicitation material. Copies of exhibits filed with the Form 10-K are available upon written request. Requests should be made in writing to Matthew J. Jewell, Secretary of the Company, at Forward Air Corporation, 430 Airport Road, Greeneville, Tennessee 37745. The Company’s filings with the SEC are also available, without charge, on our website (www.forwardair.com) as soon as reasonably practical after filing.

By Order of the Board of Directors,

Matthew J. Jewell
Executive Vice President, Chief Legal Officer and Secretary

Greeneville, Tennessee
April 2, 2009

FORWARD AIR CORPORATION
** IMPORTANT NOTICE **
        Regarding the Availability of Proxy Materials
You are receiving this communication because you hold shares in the above company, and the materials you should review before you cast your vote are now available.
This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.
FORWARD AIR CORPORATION
ATTN: LEGAL DEPARTMENT
430 AIRPORT ROAD
GREENEVILLE, TN 37745
Shareholder Meeting to be held on 05/12/09

Proxy Materials Available
•	Notice and Proxy Statement

•	Form 10-K Wrap
PROXY MATERIALS - VIEW OR RECEIVE

You can choose to view the materials online or receive a paper or e-mail copy. There is NO charge for requesting a copy. Requests, instructions and other inquiries will NOT be forwarded to your investment advisor.
To facilitate timely delivery please make the request as instructed below on or before 04/28/09.
HOW TO VIEW MATERIALS VIA THE INTERNET

Have the 12 Digit Control Number available and visit:
www.proxyvote.com
HOW TO REQUEST A COPY OF MATERIALS

1)	BY INTERNET	- www.proxyvote.com
2)	BY TELEPHONE	- 1-800-579-1639
3)	BY E-MAIL*	- sendmaterial@proxyvote.com
* If requesting materials by e-mail, please send a blank e-mail with the 12 Digit Control Number (located on the following page) in the subject line.

See the Reverse Side for Meeting Information and Instructions on How to Vote

Meeting Information

Meeting Type:	Annual
Meeting Date:	05/12/09
Meeting Time:	8:00 a.m. EDT
For holders as of:	03/16/09

Meeting Location:

Jasmine/Magnolia Room at the Westin Atlanta Airport
4736 Best Road
Atlanta, GA 30337

Meeting Directions:

For Meeting Directions, Please Call:
404-762-7276

How To Vote

Vote In Person

Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet

To vote now by Internet, go to WWW.PROXYVOTE.COM. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your notice in hand when you access the web site and follow the instructions.

Voting items
Directors recommend a vote FOR all the nominess listed below and FOR Proposal 2.

Vote On Directors
1.	To elect eight members of the Board of Directors with terms expiring at the next Annual Meeting of Shareholders in 2010;

Nominees:
01)	Bruce A. Campbell	05)	Tracy A. Leinbach
02)	C. Robert Campbell	06)	G. Michael Lynch
03)	Richard W. Hanselman	07)	Ray A. Mundy
04)	C. John Langley, Jr.	08)	Gary L. Paxton

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company;

3.	To transact such other business as may properly come before the meeting and at any adjournment or postponement thereof.

FORWARD AIR CORPORATION
ATTN: LEGAL DEPARTMENT
430 AIRPORT ROAD
GREENEVILLE, TN 37745
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Forward Air Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Forward Air Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	FORWA1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FORWARD AIR CORPORATION Directors recommend a vote FOR all the nominess listed below and FOR Proposal 2. Vote on Directors	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

	☐	☐	☐
1.	To elect eight members of the Board of Directors with terms expiring at the next Annual Meeting of Shareholders in 2010;

Nominees:
01)	Bruce A. Campbell	05)	Tracy A. Leinbach
02)	C. Robert Campbell	06)	G. Michael Lynch
03)	Richard W. Hanselman	07)	Ray A. Mundy
04)	C. John Langley, Jr.	08)	Gary L. Paxton

Vote On Proposals		For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company;	☐	☐	☐

3.	To transact such other business as may properly come before the meeting and at any adjournment or postponement thereof.

	Yes	No

Please indicate if you plan to attend this meeting.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Jasmine/Magnolia Room
Westin ATL Airport
4736 Best Road
Atlanta, Georgia 30337
404-762-7276
Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form-10K are available at www.proxyvote.com.

PROXY
FORWARD AIR CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF FORWARD AIR CORPORATION
          The undersigned, having received the Notice of Annual Meeting of Shareholders and Proxy Statement, hereby appoints Bruce A. Campbell and G. Michael Lynch, and each of them, proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of common stock of Forward Air Corporation owned of record by the undersigned on all matters which may come before the 2009 Annual Meeting of Shareholders to be held in the Westin ATL Airport, 4736 Best Road, Atlanta, Georgia 30337, on May 12, 2009, at 8:00 a.m., EDT, and any adjournments thereof, unless otherwise specified herein. The proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve, or for good cause will not serve, on matters which the Board of Directors does not know a reasonable time before making the proxy solicitation will be presented at the meeting and on other matters which may properly come before the 2009 Annual Meeting and any adjournments thereof.
          You are encouraged to specify your choice by marking the appropriate box (see reverse side), but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote these shares unless you sign and return this card.
          This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all of the director nominees and “FOR” Proposal 2.